Exhibit 10.3
RESTRICTIVE COVENANTS AGREEMENT
1. Background. BioScrip, Inc. (BioScrip or the “Company”)1 desires to employ (or continue to employ) you and you desire to be employed (or continue to be employed) by the Company. As a condition to such employment (or continued employment) the Company requires protection of its business interests as set forth in this Restrictive Covenants Agreement (referred to herein as the “RC Agreement”).
2. Consideration. Your acceptance of the terms of this RC Agreement is a condition of your initial or continued employment with the Company. In reliance upon this RC Agreement and your employment with the Company, the Company will provide you with one or more of the following: (i) portions of the Company’s Confidential Information (through computer password or other means); (ii) authorization to contact and deal with customers and prospective customers for the development of goodwill on behalf of the Company; or, (iii) specialized training provided by or through the Company related to the Company’s Business (as defined in paragraph 3 below).
3. Covenant Against Competition; Other Covenants. You acknowledge that (i) the principal business of Company is the provision of (A) comprehensive pharmaceutical care solutions, including specialty pharmaceutical programs; home infusion and mail order pharmacy services; pharmacy benefit management services; and the operation of retail pharmacies; and (B) home health and related services, including nursing; durable medical equipment; respiratory, physical and occupational therapy; and hospice care; the foregoing business of the Company, and any and all other businesses that after the date hereof, and from time to time during the term of your employment with the Company, become material with respect to the Company’s then- overall business, are collectively referred to as the “Business”; (ii) the Company is dependent on the efforts of a certain limited number of persons who have developed, or will be responsible for developing, the Business; (iii) the Business is national in scope; (iv) your work for the Company will give you access to the Company’s Confidential Information; (v) the covenants contained in this RC Agreement (collectively, the “Restrictive Covenants”) are essential to the Business as well as to the goodwill of the Company; and (vi) the Company would not have offered you employment or continued employment but for your agreement to accept and be bound by the Restrictive Covenants set forth herein. Accordingly, subject to any state specific limitations or exclusion contained herein, you covenant and agree that:
(a) Restriction on Competition. During the term of your employment and for a period of one year from the termination of your employment with the Company (by you or the Company), you shall not participate in, supervise, or manage (as an employee, consultant, agent, owner, manager, operator, partner, or in any comparable capacity) any “Competing Activities” in your “Territory.” “Competing Activities” means any activities that are the same as or similar in function or purpose to those you performed or supervised performance of on behalf of the Company in the two year period preceding your termination if such activities are being undertaken for the benefit of a business (meaning a person, company, or independently operated division or unit of a company) that provides a product or service that would displace one or more

[1]	For purposes of this Agreement, the term BioScrip or the Company includes its parent(s), subsidiaries, affiliates, successors, and assigns. An “affiliate” of, or a company or person “affiliated” with, the Company is a person or company that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Company. Notwithstanding the foregoing, wherever an obligation of the Company to you is described or provided for in this RC Agreement it shall only apply to the Company entity employing you and shall create no obligation on behalf of any Company entity that is not your employer.
Restrictive Covenants Agreement (David Froesel)

of the Company’s business opportunities in the line or lines of the Business in which you participated during the two year period preceding the termination of your employment. Notwithstanding the foregoing, nothing herein shall be construed to prohibit ownership as a passive investor of less than two percent (2%) of the issued and outstanding stock of a publicly held corporation. Your relevant “Territory” is described in Exhibit A. The relevant “Line(s) of the Business” you are expected to participate in are described in Exhibit A. Unless identified as a growth area in the Company’s then current strategic plan, as approved by the Company’s Board of Directors prior to the termination of your employment, “Competing Activities” shall not include any line of Business which makes up 10% or less of the Company’s total consolidated sales during the twelve (12) month period preceding the termination of your employment.
(b) Restriction on Customer and Employee Solicitation. During the term of your employment and for a period of two years following the termination of your employment (by you or the Company), you shall not, without the Company’s prior written consent, directly or indirectly, in person or through assisting others:
     (i) solicit, knowingly induce or encourage any employee or independent contractor to leave the employment or other service of the Company, or hire (on your behalf or on behalf of any other person or entity) any employee or independent contractor who has left the employment or other service of the Company within one year of the termination of such employee’s or independent contractor’s employment or other service with the Company, or
     (ii) solicit, contact, or engage in business related communications with (regardless of who initiates the communication), any customer, client, or referral source of the Company (a “Covered Customer”) for the purpose of inducing or helping the Covered Customer to cease or reducing doing business for the Company or for the purpose of diverting business opportunities away from the Company, or (iii) provide services to a Covered Customer that would displace or reduce the business opportunities of the Company with the Covered Customer.
4. Confidential Information. During and after the term of your employment, you shall keep secret and retain in strictest confidence, and shall not use for your benefit or the benefit of others, except in connection with the Business and the affairs of the Company, all confidential and proprietary matters relating to the Company and the Business learned by you heretofore or hereafter directly or indirectly from the Company (the “Confidential Information”), including, without limitation, information or compilations of information with respect to (i) the strategic plans, budgets, forecasts, intended expansions of product, service, or geographic markets of the Company, (ii) sales figures, contracts, agreements, and undertakings with or with respect to customers, (iii) profit or loss figures, and (iv) customers, clients, suppliers, sources of supply and customer lists, and shall not disclose such Confidential Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of you or is received from a third party not under an obligation to keep such information confidential and without breach of this RC Agreement. A compilation or list of information maintained in confidence by the Company (like a customer list) will be considered Confidential Information irrespective of whether it may contain some items of information that would otherwise be publicly available because such a compilation has special value and utility in its compiled form. Notwithstanding the foregoing, the non-disclosure obligations of this RC Agreement will not apply to the extent that you are acting to the extent necessary to comply with legal process; provided that in the event that you are subpoenaed to testify or to produce any information or documents before any court, administrative agency
Restrictive Covenants Agreement (David Froesel)

or other tribunal relating to any aspect pertaining to the Company, you shall immediately notify the Company thereof.
     All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by you or made available to you concerning the Company and its Business shall be the Company’s property and shall be delivered to the Company at any time on request.
5. Employment Status and Loyalty. You acknowledge that except as may be set forth in a written agreement between you and the Company, your employment with the Company is “at will” meaning that both parties (you and the Company) retain the right to terminate the employment relationship at any time. Nothing in this RC Agreement shall be construed to the contrary. During your employment you will abide by all of the restrictions placed upon you in this RC Agreement, will avoid conflicts of interest, and will not engage in any form of competition with the Company. You understand and agree that even though you may have additional employment that does not violate the provisions of this RC Agreement, if your position with another employer impedes or otherwise adversely affects your job performance with the Company, you may be terminated for performance reasons. By way of example, if you moonlight or work elsewhere during the evenings and you are too tired during the day to perform your duties and responsibilities for the Company, you may be terminated.
6. Rights and Remedies upon Breach of Restrictive Covenants. You acknowledge and agree that any breach by you of any of the Restrictive Covenants would result in irreparable injury and damage to the Company for which money damages would not provide an adequate remedy. Therefore, if you breach, or threaten to commit a breach of, any of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity (including, without limitation, the recovery of damages).
(a) The right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against you of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such Restrictive Covenants; provided, however, that where a bond is required by law for an injunction to issue, the agreed upon bond shall be $1,000.
(b) The right and remedy to require you to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by you as the result of any transactions constituting a breach of the Restrictive Covenants, and you shall account for and pay over such Benefits to the Company. This remedy shall be in addition to, and not in lieu of, injunctive relief to prevent further harm and does not represent a complete or satisfactory remedy standing alone.
You agree that in any action seeking specific performance or other equitable relief, you will not assert or contend that any of the provisions of these Restrictive Covenants are unreasonable or otherwise unenforceable. The existence of any claim or cause of action by you, whether predicated on the RC Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.
Restrictive Covenants Agreement (David Froesel)

7. Severability and Choice of Law. If any of the Restrictive Covenants in this Agreement are found unenforceable as written, the Court shall reform the unenforceable restriction(s) so as to make same fully enforceable to the maximum extent of the law within the state or other geographic jurisdiction of the Court; and, the Agreement shall otherwise be enforced in accordance with its terms outside said state or jurisdiction. The law of the State of Delaware shall control the interpretation, application, and enforcement of this Agreement without regard or respect for any choice of law principles to the contrary of Delaware or of the state where you may reside at the time of enforcement.
Effective as of ___________, 2010.
Agreed:
BioScrip, Inc.

By:	/s/ Lisa Nadler
	Name:	Lisa Nadler
	Title:	Senior Vice President, Human Resources

Date

Employee
/s/ David W. Froesel, Jr.

Signature

David W. Froesel, Jr.
Printed Name

Date

Restrictive Covenants Agreement (David Froesel)

Exhibit A
1. State Specific Limitations. The following shall apply to you only if you reside in one of the states described below:
(a) California. While you are a resident in and subject to the laws of California, (1) the restrictions in Section 3(a) (“Restriction on Competition”) will not apply to you, and (2) the restrictions in Section 3(b) (“Restriction on Customer and Employee Solicitation”) of the RC Agreement will be modified to provide that during the proscribed two year period following termination of employment you will not (i) solicit, knowingly induce or encourage any employee or independent contractor to leave the employment or other service of the Company, or (ii) use Confidential Information to solicit, contact, or engage in business related communications with (regardless of who initiates the communication), any customer, client, or referral source of the Company with whom you dealt in the two year period preceding the termination of your employment (a “Covered Customer”) for the purpose of inducing or helping the Covered Customer to cease or reducing doing business for the Company or for the purpose of diverting business opportunities away from the Company.
(b) Georgia or Wisconsin. While you are a resident in and subject to the laws of Georgia or Wisconsin, (1) the restrictions against use of disclosure of Confidential Information contained in Section 4, shall apply to information that does not qualify as a trade secret for a period of three years following the termination of your employment, and shall apply to information that does qualify as a trade secret for as long as said information continues to qualify as a trade secret under applicable law, and (2) the restrictions in Section 3(a) of the RC Agreement will not apply to you.
2. Your Territory. Your relevant Territory is each state within the United States where Employee helps the Company do business, which at this time is understood to include all states located within the Continental United States.
3. Relevant Line(s) of Business. The Line(s) of the Business applicable to you are Specialty Pharmacy Services, Mail Order Pharmacy Services, Pharmacy Benefit Management Services, Community Pharmacy, Home Infusion Services and Home Health and Related Services. It is understood that your decision to remain employed with the Company after notification of assignment to a new or additional Territory or the inclusion of a new Line of Business within the scope of your duties, shall be deemed an acceptance of the amendment of this RC Agreement to add the additional geography of such new territory to the Territory covered by this RC Agreement, and/or the addition of such new Line of Business to the Line(s) of Business covered by this RC Agreement as it relates to you.
Understood and agreed:

/s/ David W. Froesel, Jr.

Signature

David W. Froesel, Jr.
Printed Name

Date

Restrictive Covenant Agreements (David Froesel)